EXHIBIT 99.1


                              FOR IMMEDIATE RELEASE
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               FINE AIR EVALUATING DEBT RESTRUCTURING ALTERNATIVES
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         Miami, Florida, June 2, 2000 - Fine Air Services Corp. reported that it is in discussions with the holder of more than a majority of its 9-7/8% Senior Notes due 2008 on the terms of a proposed long-term debt restructuring. The company is also actively pursuing several other financing options and has retained the services of an outside consulting firm to assist it in evaluating its restructuring alternatives.

         The company also reported that it has notified the indenture trustee for the Senior Notes that it will defer the interest payment that was due June 1, 2000. Under the terms of the indenture governing the issuance of the Senior Notes, the non-payment of interest will not constitute an event of default unless it continues for more than 30 days.

         Barry H. Fine, Fine Air's President and Chief Executive Officer, commented that "[o]ur number one priority is to achieve a long-term debt restructuring that will provide us the financial flexibility to expand our scheduled cargo services to serve every major destination in Latin America and the Caribbean. The successful completion of a restructuring should ensure that we have adequate financing available to accommodate our seasonal working capital requirements, capital expenditures and debt service payments."

         Fine Air Services Corp. is a leading provider of air cargo services between the United States and South and Central America and the Caribbean. Since 1994, the Company has been the largest international air cargo carrier serving Miami International Airport, based on tons of cargo transported to and from that airport. The Company provides scheduled cargo services through its Miami International Airport hub linking North America, Europe, Asia and the Pacific Rim with 25 South and Central American and Caribbean cities. The Company's customers include international and domestic freight forwarders, integrated carriers, passenger and cargo airlines, major shippers and the United States Postal Service.

                                   Contact:

                                   Barry H. Fine, President
                                   Orlando Machado, Chief Financial Officer
                                   (305) 871-6606